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                                                                       Exhibit 5
                      McGuire, Woods, Battle & Boothe, LLP
                        The Army and Navy Club Building
                             1627 Eye Street, N.W.
                          Washington, D.C. 20006-4007


                                 June 25, 1997

Board of Directors
Genicom Corporation
14800 Conference Center Drive
Suite 400, Westfields
Chantilly, Virginia  20151

Gentlemen:

         You propose to file as soon as possible with the Securities and Exchange Commission a registration statement on Form S-8 (the "Registration Statement") relating to the GENICOM Corporation 1997 Stock Option Plan (the "Plan"). The Registration Statement covers 300,000 shares of GENICOM Common Stock, $.01 par value, which have been, with the approval of the shareholders of GENICOM Corporation, reserved for issuance under the Plan.

         We are of the opinion that the 300,000 shares of Common Stock which are authorized for issuance under the Plan, when issued and sold in accordance with the terms and provisions of the Plan and as set forth in and contemplated by the Registration Statement, will be duly authorized, legally issued, fully paid and nonassessable.

         We consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                       Very truly yours,


                                       /s/ McGuire, Woods, Battle & Boothe, LLP